NEWS RELEASE
Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-465-6800
Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES NAMES NEW CONTROLLER

AND CHIEF ACCOUNTING OFFICER

THE WOODLANDS, TX - APRIL 5, 2007 - Newpark Resources, Inc. (NYSE: NR) announced today that Gregg Piontek, age 36, has been named Controller and Chief Accounting Officer, effective April 2, 2007.

Paul Howes, Newpark's President and Chief Executive Officer, stated, "We are extremely pleased to welcome Gregg to our finance team as we continue to attract quality and experienced talent to Newpark. He brings us 15 years of professional finance and accounting skills, and we look forward to his contribution and leadership."

Prior to joining Newpark, Mr. Piontek was Vice President and Chief Accounting Officer of Stewart & Stevenson LLC, where, as a member of the executive team, he directed all start-up and purchase accounting functions related to the purchase of assets from Stewart & Stevenson Services, Inc. and served as lead executive financial officer for their $150 million public debt offering. Previously, from 2001 to 2006, he held the positions of Assistant Corporate Controller and Controller, Power Products Division at Stewart & Stevenson Services, Inc. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP. Mr. Piontek is a Certified Public Accountant and received a Master of Business Administration from Marquette University and a Bachelor of Science degree in Accounting from Arizona State University.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of several class action and derivative lawsuits against Newpark and certain of our current and former directors and former officers; the results of the internal investigation into accounting matters by Newpark's Audit Committee; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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